Exhibit 10.17
NEKTAR THERAPEUTICS
AMENDED AND RESTATED CHANGE OF CONTROL
SEVERANCE BENEFIT PLAN
PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

NEKTAR THERAPEUTICS
AMENDED AND RESTATED
CHANGE OF CONTROL SEVERANCE BENEFIT PLAN
PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION
Section 1. Introduction
The Nektar Therapeutics Amended and Restated Change of Control Severance Benefit Plan (the “Plan”) is designed to provide severance benefits to eligible employees of Nektar Therapeutics (the “Company” or “Nektar”) whose employment is involuntarily terminated by the Company following a Change of Control (as defined below). The Plan was initially approved by the Board of Directors on December 6, 2006 and subsequently amended and restated and approved by the Board of Directors on February 14, 2007 and on October 21, 2008. The Plan supersedes any prior plan, policy or practice involving the payment of severance benefits by Nektar in the event of an involuntary termination that occurs in connection with or following a Change of Control. While the Plan is in effect, any severance benefits provided to an employee by the Company with respect to an employee’s involuntary termination in connection with or following a Change of Control must be paid pursuant to the Plan or pursuant to an express written agreement between Nektar and the individual employee.
The Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, accordingly, this Plan is governed by ERISA. This document constitutes both the official plan document and the required summary plan description under ERISA.
Section 2. Eligibility For Participation in the Plan
Each employee of the Company is eligible to participate in the Plan; provided, however, that an employee who has an individual agreement with the Company providing for severance benefits with respect to termination of employment with the Company in connection with or following a Change of Control that would otherwise be covered by this Plan shall not be eligible to participate in this Plan (i.e. an eligible employee cannot receive severance benefits both under their individual agreement and this Plan), and an individual who is not treated as an employee of the Company for payroll and income tax withholding purposes or who is treated as a consultant or independent contractor, regardless of a court or agency’s determination of employee status of such person during any period for any purpose, shall not be eligible to participate in this Plan.

Section 3. Eligibility For Severance Benefits
3.1 Conditions for Eligibility. To be eligible to receive severance benefits under the Plan, in addition to meeting the requirements for eligibility to participate in the Plan, the participant must terminate employment with the Company under circumstances that the Plan Administrator determines constitute a Covered Termination, and the participant must meet the following conditions:
•
The participant must execute and deliver to the Company a Separation and General Release Agreement in substantially the form attached hereto as Exhibit A and must not revoke such agreement within any revocation period provided under applicable law.

•
If the participant is notified by the Company or Successor Company that his or her employment will be terminated following a Change of Control in advance of his or her termination date, the participant must not voluntarily terminate his or her employment or fail to perform his or her assigned duties prior to the termination date established by the Company or Successor Company.

•
The participant must not at any time have engaged in conduct that would be Cause for termination, as defined in Section 3.3 below, as determined by the Plan Administrator in its sole discretion. The Plan Administrator shall have the discretion to terminate any and all severance benefits provided under this Plan to a participant who is discovered to have engaged in such conduct, regardless of when such discovery occurs.

3.2 Covered Termination. For purposes of this Plan, a Covered Termination is an involuntary termination of the participant’s employment with the Company or Successor Company in conjunction with a Change of Control under the circumstances described below applicable to the participant, as follows:
•
Officer Participants. For a participant who is an officer holding a position of Executive Chairman, Chief Executive Officer, President, Chief Operating Officer, Business Unit Head, Chief Scientific Officer, Chief Development Officer, Chief Technical Officer, Chief Financial Officer, Senior Vice President, Vice President or Principal Fellow (an “Officer Participant”), a Covered Termination is the involuntary termination of the participant’s employment by the Company or Successor Company without Cause, other than on account of the participant’s death or disability, or the participant’s Good Reason Resignation, which (i) termination occurs at the request of a third party in the context of discussions regarding a Change of Control or (ii) termination or resignation occurs within the period beginning with the execution of an agreement providing for a Change of Control (and such Change of Control is consummated) and ending 12 months following the Change of Control.

•
Non-Officer Participants. For any other participant (a “Non-Officer Participant”), a Covered Termination is the involuntary termination of the participant’s employment by the Company or Successor Company without Cause, other than on account of the participant’s death or disability, which termination occurs within the period beginning on the date of the Change of Control and ending 12 months following the Change of Control.

•
Termination of Employment — Asset Sale. Notwithstanding anything else contained in this Plan to the contrary, a participant shall not be entitled to benefits under this Plan as a result of a termination of the participant’s employment with the Company or Successor Company if such termination of employment occurs in connection with a sale of assets by the Company or Successor Company and each of the following conditions is satisfied in connection with such sale: (1) the participant becomes employed by the purchaser (which term shall include for these purposes a parent, subsidiary, or other affiliated entity of such purchaser) of such assets upon or within sixty (60) days following such sale or such purchaser offers the participant employment effective upon or within sixty (60) days following such sale (regardless of whether the participant actually accepts or commences such employment) on substantially the same terms; and (2) such purchaser adopts this Plan (or a substantially similar severance plan) to provide the participant with substantially the same severance protections afforded by this Plan had this Plan continued in effect as to the participant after such sale on its terms (subject, without limitation, to any such entity’s right to terminate this Plan as provided herein). Whether employment is on “substantially the same terms” for this purpose shall be determined by comparing the relevant aspects of the terms of the participant’s employment before giving effect to such asset sale to the relevant aspects of the terms of the participant’s employment (or offer of employment, as the case may be) with the purchaser after giving effect to such asset sale (in each case relative to the Company and its subsidiaries, or the purchaser and its parent, subsidiary, and other affiliated entities, as the case may be, on a consolidated basis, not simply with reference to the participant’s employer).

3.3 Cause. For purposes of this Plan, Cause shall mean, as determined by the Plan Administrator:
•	An employee’s conviction of any felony or any crime involving fraud, dishonesty or moral turpitude;
•	An employee’s commission of, or participation in, a fraud or act of dishonesty against the Company or Successor Company that materially benefits the employee;
•
An employee’s intentional, material violation of any contract or agreement between the employee and the Company or Successor Company or of any statutory or fiduciary duty owed to the Company or Successor Company;

•
An employee’s intentional unauthorized use of Company or Successor Company property that materially benefits the employee or intentional unauthorized use or disclosure of Company or Successor Company confidential information or trade secrets;

•	An employee’s intentional gross misconduct or intentional material failure to comply with the Company’s or Successor Company’s written policies; or
•	An employee’s intentional material failure or refusal to perform his or her position responsibilities, other than on account of a mental or physical disability.
No act or failure to act on the part of an individual shall be considered “intentional” unless done, or omitted to be done, by that individual not in good faith and without reasonable belief that such individual’s action or omission was in the best interest of the Company. In no event shall mere failure to achieve desired strategic, operational, financial or other results constitute Cause.

3.4 Good Reason Resignation. For purposes of this Plan, an Officer Participant’s Good Reason Resignation shall mean a voluntary resignation by the Officer Participant following the occurrence of any of the following conditions without the Officer Participant’s express written consent:
•
Assignment of any authority, duties or responsibilities that results in a material diminution in the participant’s authority, duties or responsibilities as in effect immediately prior to the Change of Control.

•
Assignment to a work location more than 50 miles from the participant’s immediately previous work location, unless such reassignment of work location decreases the participant’s commuting distance from his or her residence to his or her assigned work location.

•	A material diminution in the participant’s monthly base salary as in effect on the date of the Change of Control or as increased thereafter.
•
Notice to the participant by the Company or Successor Company during the 12-month period following the Change of Control that the participant’s employment will be terminated under circumstances that would be a Covered Termination but for the designation of a date for termination that is greater than 12 months following the Change of Control (provided that such participant does in fact terminate his or her employment within the time period prescribed below).

•
In the case of the Chief Executive Officer and President, such individual does not serve in that position in the Successor Company (as defined below) and/or is not appointed to the board of directors of the Successor Company.

provided, however, that any such condition shall not constitute grounds for a Good Reason Resignation unless both (x) the Officer Participant provides written notice to the Company of the condition claimed to constitute grounds for the Good Reason Resignation within sixty (60) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Officer Participant’s employment with the Company shall not be treated as a Good Reason Resignation unless such termination occurs not more than six (6) months following the initial existence of the condition claimed to constitute “Good Reason.”
3.5 Change of Control. A Change of Control with respect to the Company shall mean any of the following events or circumstances:
•	The sale, lease or other disposition of all or substantially all of the Company’s assets;
•
The acquisition of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, other than by virtue of a merger, consolidation or similar transaction;

•
The merger, consolidation or similar transaction involving the Company, immediately after which the stockholders of the Company immediately prior thereto do not own either (i) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

•
Individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board, provided, however, that if the appointment or election of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of the Plan, be considered as a member of the Incumbent Board.

In the event of a Change of Control following which Nektar is not the surviving entity, the surviving entity for purposes of this Plan is the “Successor Company.”
Section 4. Severance Benefits
A participant who is eligible to participate in this Plan in accordance with Section 2 and who becomes eligible to receive severance benefits under this Plan as determined under Section 3 shall be entitled to receive, subject to the terms and conditions herein, the following severance benefits set forth in this Section 4:
4.1 Cash Severance Pay; Amount. The amount of a participant’s Cash Severance Pay benefit under this Plan shall be determined based on position title as follows, and then reduced as specified below:
•
Executive Chairman: Cash Severance Pay shall equal 24 months of monthly base salary plus annual target incentive pay as in effect immediately prior to the Covered Termination or for the immediately preceding calendar year, whichever is greater.

•
Chief Executive Officer and President: Cash Severance Pay shall equal 24 months of monthly base salary plus annual target incentive pay as in effect immediately prior to the Covered Termination or for the immediately preceding calendar year, whichever is greater.

•
Chief Scientific Officer, Chief Development Officer, Chief Financial Officer, Chief Technical Officer, Chief Operating Officer and Business Unit Head: Cash Severance Pay shall equal 12 months of monthly base salary plus annual target incentive pay as in effect immediately prior to the Covered Termination or for the immediately preceding calendar year, whichever is greater.

•
Senior Vice Presidents, Vice Presidents and Principal Fellows: Cash Severance Pay shall equal 12 months of monthly base salary plus annual target incentive pay as in effect immediately prior to the Covered Termination or for the immediately preceding calendar year, whichever is greater.

•
All Other Participants: Cash Severance Pay shall equal 6 months of monthly base salary plus annual target incentive pay as in effect immediately prior to the Covered Termination or for the immediately preceding calendar year, whichever is greater.

Cash Severance Pay shall be reduced by each of the following:
•
any severance benefits (including, without limitation, any other change-in-control severance benefits and any other severance benefits generally) that the participant may be entitled to under any other plan or program with the Company. For purposes of the foregoing, any cash severance benefits payable to the participant under any other plan or program with the Company (including, without limitation, the Company’s Severance Benefit Plan or any similar successor plan) shall offset the Cash Severance Pay otherwise payable to the participant under this Plan on a dollar-for-dollar basis. For purposes of the foregoing, non-cash severance benefits to be provided to the participant under any other plan or program with the Company shall offset any corresponding benefits otherwise to be provided to the participant under this Plan or, if there are no corresponding benefits otherwise to be provided to the participant under this Plan, the value of such benefits shall offset the cash severance benefits otherwise payable to the participant under this Plan on a dollar-for-dollar basis. If the amount of other benefits to be offset against the Cash Severance Pay otherwise payable to the participant under this Plan in accordance with the preceding two sentences exceeds the amount of Cash Severance Pay otherwise payable to the participant under this Plan, then the excess may be used to offset other non-cash severance benefits otherwise to be provided to the participant under this Plan on a dollar-for-dollar basis. For purposes of this paragraph, the Plan Administrator shall reasonably determine the value of any non-cash benefits;

•
any wages or wage replacement benefits paid or payable to the participant with respect to any applicable notice period (including any pay in lieu of notice) in connection with the participant’s termination of employment, whether such notice period is required under the Worker Adjustment and Retraining Notification Act or any state law with respect to notice, if applicable, or any Company policy, or any written agreement between the participant and the Company;

•
the amount of any wages or other compensation the participant has received during a leave of absence in excess of his or her accrued paid time off (other than disability plan income replacement benefits); and

•	to the extent permitted by law, by any debt that the participant owes the Company at the time the Cash Severance Pay becomes payable.

4.2 Cash Severance Pay: Time of Payment. The Cash Severance Pay for which a participant is eligible under this Plan will be paid to the participant in a lump sum cash payment no later than sixty (60) days following the date on which the participant’s Separation from Service (as defined below) occurs, subject to the provisions of Section 3.1. Notwithstanding the foregoing sentence or any other provision of this Plan to the contrary, if the participant is an Officer Participant or is otherwise a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the participant’s Separation from Service, the participant shall not be entitled to any payment of Cash Severance Pay until the earlier of (i) the date which is six (6) months after the participant’s Separation from Service for any reason other than death, or (ii) the date of the participant’s death. Any amounts otherwise payable to the participant upon or in the six (6) month period following the participant’s Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the participant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the participant’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).
As used herein, a participant’s “Separation from Service” occurs when the participant dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
4.3 COBRA Premiums. For an eligible participant who is covered by one or more of the Company’s group health plans on the date of termination of employment and who makes a timely election to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the portion of such participant’s COBRA premium equal to the portion of such group health plan premium cost the Company pays for active employees for the number of months base salary represented by the participant’s Cash Severance Pay determined under Section 4.1; provided that such payment of a portion of the COBRA premium by the Company shall cease earlier on the date the participant becomes eligible for group medical, dental or vision coverage through a subsequent employer. To the extent that the payment of any COBRA premiums pursuant to this Section 4.3 is taxable to the participant, any such payment shall be paid to the participant on or before the last day of the participant’s taxable year following the taxable year in which the related expense was incurred. The participant’s right to payment of such premiums is not subject to liquidation or exchange for another benefit and the amount of such benefits that the participant receives in one taxable year shall not affect the amount of such benefits that the participant receives in any other taxable year.
4.4 Outplacement Program. An eligible participant shall receive reimbursement for reasonable outplacement services up to a maximum of $5,000 for services received within 12 months following termination, any such reimbursement to be made in accordance with the Company’s reimbursement policies generally and in all events not later than the end of the calendar year following the year in which the related expense was incurred. The participant’s right to benefits under this Section 4.4 is not subject to liquidation or exchange for another benefit and the amount of such benefits that the participant receives in one taxable year shall not affect the amount of such benefits that the participant receives in any other taxable year.

4.5 Withholding. All cash and reimbursement severance benefits provided under the Plan will be subject to all applicable withholding deductions as required by law.
4.6 Equity Acceleration. An eligible participant will become fully vested in any outstanding stock awards held by such participant as of the date of termination, including restricted stock and stock options.
4.7 Limitation on Benefits Subject to Parachute Rules. Notwithstanding Section 4.1 and 4.6, in the event the severance benefits payable hereunder to a participant who is a “disqualified individual” within the meaning of Code Section 280G, together with all other payments to which such participant is entitled in connection with a Change of Control (collectively, the “Payments”), would cause any portion of the Payments to be nondeductible under Code Section 280G and subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then the following rules shall apply:
(i)
If a reduction in the amount of the Payments by an amount up to but not in excess of ten percent (10%) of the amount of the Payments would avoid the imputation of any Excise Tax on the remaining Payments (after such reduction), then the Payments shall be reduced (but not below zero) if and to the extent that such a reduction in the Payments would result in the participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the participant received the entire amount of the Payments. The Company shall reduce or eliminate the Payments by first reducing or eliminating any Cash Severance Pay, then by reducing or eliminating any accelerated vesting of equity awards, then by reducing or eliminating any other remaining Payments.

(ii)
If a reduction in the amount of the Payments by 10% of the amount of the Payments would not avoid the imputation of any Excise Tax on the remaining Payments (after such reduction), then the Company shall pay to the participant (or to the applicable taxing authority on participant’s behalf) an additional cash payment (the “Gross-Up Payment”) equal to an amount such that after payment by the participant of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. The Gross-Up Payment, if triggered pursuant to this Section 4.7(ii), is intended to put the participant in the same position as the participant would have been had no Excise Tax been imposed upon or incurred as a result of any Payment. Any such Gross-Up Payment shall be paid as soon as practicable and in all events no later than the end of the calendar year following the year in which the participant remits the related taxes.

Section 5. Notices
Any notice or other communication under the Plan must be in writing and will be deemed given when delivered personally or when sent by certified or registered mail, return receipt requested, or by overnight courier, addressed as follows or to such other address as any party may hereafter designate in accordance with this provision:
If to Nektar or the Plan Administrator:
Nektar Therapuetics
150 Industrial Road
San Carlos, CA 94070
Attn: Vice President, Human Resources
If to the participant: to the address appearing in the payroll records of the Company.
Section 6. Claims
6.1 Initial Claims Procedure. Any employee who does not receive a benefit under the Plan that he or she feels he or she is entitled to receive may make a written claim to the Plan Administrator within 90 days after his or her termination, in accordance with the Notice provisions described above, and which explains the reasons for such claim. The claimant will be informed of the Plan Administrator’s decision with respect to the claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review the claim. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the claimant responds to the Plan Administrator’s request for information.
6.2 Notice of Claim Determination. If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the claimant will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice will also provide an explanation of what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the determination, the notice will either provide that rule, guideline, protocol or other similar criterion or will contain a statement that it will be provided upon request.

6.3 Claims Appeal Procedure. If the claim has been denied, and the claimant wishes to pursue the claim further, the claimant must request that the Plan Administrator review the denial. The request must be in writing and must be made within 60 days after written notification of denial. In connection with this request, the claimant may review documents pertinent to the claim (other than those that are legally privileged) and may submit to the Plan Administrator written comments, documents, records, and other information related to the claim.
The review by the Plan Administrator will take into account all comments, documents, records, and other information that the claimant submits relating to the claim. The Plan Administrator will make a final written decision on a claim review, in most cases within 60 days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to 60 days may be required. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan’s request for information.
6.4 Notice of Appeal Determination. The Plan Administrator’s decision on the claim for review will be communicated to the claimant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim (other than those that are legally privileged); and (iii) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the determination, the notice will either provide that rule, guideline, protocol or other similar criterion or will contain a statement that it will be provided upon request. The decision of Plan Administrator is final and binding on all parties.
6.5 Requirement to Follow Claims Procedures. If a claimant does not file his or her claim in accordance with the Plan’s claim procedures described above, including applicable time limits, the claimant will not be entitled to benefits under this Plan.
6.6 Limitation on Legal Action. No legal action with respect to this Plan may be brought until a claimant has exhausted the claims procedures described above, including the claims appeal procedure. No legal action for coverage or benefits under the Plan may be commenced or maintained more than 2 years after the circumstances giving rise to the claim arose or, if earlier, 1 year after the claims procedures, including the claims appeal procedure, is exhausted.

Section 7. Plan Amendment and Termination
The Company reserves the right to amend or modify the Plan at any time, and in any respect, by action of its duly authorized officer, with or without prior notice to, and effective with respect to, employees who may become eligible to participate in the Plan or become eligible for benefits under the Plan in the case of a reduction in benefits payable under the Plan, or who may otherwise have become eligible to participate in the Plan in the case of an amendment that excludes such employees from eligibility to participate under the Plan. However, no such amendment or termination will be effective to: (i) decrease benefits under the Plan for which an employee has already met all of the eligibility criteria and payment conditions set forth herein or (ii) negatively or adversely impact the rights of the Chief Executive Officer and President hereunder without the written consent of the Chief Executive Officer and President.
Section 8. Legal Rights Under ERISA
An employee covered under the Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that you are entitled to:
Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Receive a summary of the Plan’s annual financial report (if any). The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Plan participants and beneficiaries. No one, including the employer or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent such employee from obtaining a welfare benefit or exercising such employee’s rights under ERISA.

Enforce Rights
If a claim for a welfare benefit is denied or ignored, in whole or in part, the claimant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee makes a written request for a copy of Plan documents or the latest annual report from the Plan Administrator and does not receive them within 30 days, the employee may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If an employee has a claim for benefits that is denied or ignored, in whole or in part, the employee may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money or if an employee is discriminated against for asserting his or her rights, such employee may seek assistance from the U.S. Department of Labor, or such employee may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the employee is successful, the court may order the person sued to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the employee’s claim is frivolous.
An employee who has any questions about the Plan should contact the Plan Administrator. An employee who has any questions about this statement or his or her rights under ERISA should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.
Section 9. Other Important Information
9.1 No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any individual (or any beneficiary of either), or other person any legal or equitable right against the Company, or any of its affiliates, or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Company (or any affiliate) of any individual be modified or in any way affected by this Plan.
9.2 Records. The records of the Company with respect to the determination of Eligible Years of Service, employment history, Base Pay, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

9.3 Construction. The Plan is intended to be governed by ERISA. The respective terms and provisions of the Plan shall be construed, whenever possible and for all purposes, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not in conflict with ERISA or the terms of the Plan, the construction and administration of the Plan shall be in accordance with applicable federal law and the laws of the State of California applicable to contracts made and to be performed within the State of California (without application of California conflict of laws provisions). The Plan is intended to comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject any participant to payment of any interest or additional tax imposed under Code Section 409A. The provisions of the Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the participant.
9.4 Nontransferability of Benefits Rights. In no event shall the Company make any payment under this Plan to any assignee or creditor of an employee, except as otherwise required by law. Prior to the time of a payment hereunder, an employee shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.
9.5 Plan Interpretation and Benefit Determination. The Plan is administered and operated by the Plan Administrator, which has complete authority, in such person or entity’s sole and absolute discretion, to construe and interpret the terms of the Plan (and any related or underlying documents or policies), and to determine the eligibility for, and amount of, benefits due under the Plan. All such interpretations and determinations of the Plan Administrator shall be final and binding upon all parties and persons affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties with respect to this Plan as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction as delegated by the Plan Administrator. The discretion and authority of the Plan Administrator under this Section 9.5 is subject to the notice, claims and appeals procedures set forth in Section 6.

Section 10. Important Plan Information

Sponsor’s Name and Address:	Nektar Therapeutics 150 Industrial Road San Carlos, CA 94070

Plan Number:	503

Employer Identification Number:	94-3134940

Plan Administrator:	Nektar Therapeutics 150 Industrial Road San Carlos, CA 94070 Tel: 650-631-3100

The Plan Administrator has delegated day-to-day
administration of the Plan to the following person:
Vice President, Human Resources

Agent to Receive Process:	Nektar Therapeutics 150 Industrial Road San Carlos, CA 94070 Attn: General Counsel

Type of Plan:
The Plan is an unfunded employee welfare benefit plan. Benefits under the Plan are paid from the general assets of Nektar Therapeutics. Benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation.

Effective Date:	January 1, 2007

Plan Year:	The calendar year, from January 1 to December 31.

EXHIBIT A
FORM OF SEPARATION AND GENERAL RELEASE AGREEMENT
This Separation and General Release Agreement (this “Agreement”) is entered into this                       day of                       20     , by and between        , an individual (“Employee”), and Nektar Therapeutics, a Delaware corporation (the “Company”).
WHEREAS, Employee has been employed by the Company or one of its subsidiaries; and
WHEREAS, Employee’s employment by the Company or one of its subsidiaries has terminated and, in connection with the Company’s Amended and Restated Change in Control Severance Plan (the “Plan”), the Company and Employee desire to enter into this Agreement upon the terms set forth herein;
NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, and in consideration of the Company’s (or one of its subsidiaries’) obligation to pay severance benefits (conditioned upon this release) under and pursuant to the Plan, Employee and the Company agree as follows:
1. Separation Date. Your last day of work is [                    , 20      ] (the “Separation Date”).
2. Accrued Salary and Paid Time Off.
(a) Accrued Salary. The Company will pay you on the Separation Date all accrued and unpaid salary through the Separation Date subject to applicable payroll deduction and withholding.
(b) Accrued Paid Time Off. The Company will pay you any accrued and unused paid time off earned by you through the Separation Date, subject to applicable payroll deduction and withholding. In the event you have negative paid time off balance, such amount will be deducted from your Severance (as defined below) as provided in Section 6(a).
3. Incentive Compensation. You will be eligible for payments under the Company’s Discretionary Performance-Based Incentive Compensation Policy (“Bonus Plan”) if the Company meets its corporate objectives and goals under the Bonus Plan for the six-month performance period that ended on [                    , 20        ]. Your bonus payment (if any) will be based on the Company’s corporate performance percentage rating such six-month performance period and your manager’s rating of your individual performance, and will be paid to you at approximately the same time payments are made to the Company’s employees under the Bonus Plan for such period. The foregoing payments (if any) are subject to standard payroll deductions and withholdings.

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4. Payment in Full. You acknowledge and agree that you have received all salary, wages, accrued vacation, bonuses, commissions, expense reimbursements, or other such sums due to you other than the severance benefits to be paid or provided to you pursuant to the Plan. In light of the payment by Company of all wages due, you and the Company further acknowledge and agree that California Labor Code § 206.5 is not applicable. That section provides in pertinent part as follows:
No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an event on wages to be earned, unless payment of such wages has been made.
5. Non-Disparagement. Both you and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.
6. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.
7. Expense Reimbursements. You agree that, within ten (10) business days following the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
8. Return of Company Property. You agree that, on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to: Company files, email, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, cell phones, pagers, PDAs (e.g., Blackberrys), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). If you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. YOU AGREE NOT TO RETAIN ANY PAPER OR ELECTRONIC COPIES OF ANY COMPANY DOCUMENTS OR DATA (INCLUDING BUT NOT LIMITED TO EMAIL) OTHER THAN THIS AGREEMENT AND OTHER DOCUMENTS EVIDENCING YOUR EMPLOYMENT RELATIONSHIP WITH THE COMPANY. YOU WILL NOT BE ENTITLED TO ANY SEVERANCE BENEFITS UNLESS AND UNTIL YOU COMPLY FULLY WITH THE TERMS SET FORTH IN THIS PARAGRAPH.

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9. Employment Agreement Continues. Following the Separation Date, you have continuing obligations under your Employee Agreement with the Company which include, among other obligations, not to use or disclose any confidential or proprietary information of the Company.
10. Non-Solicitation. You agree that, for twelve (12) months following the Separation Date, you shall not, directly or indirectly (e.g. through directing a recruiting firm to target Company employees), without prior written consent of the Company, solicit or induce any employee of the Company to leave the employ of the Company.
11. General Release. Except as otherwise stated in this Agreement, and in exchange for the consideration given under the Plan, you hereby generally and completely release the Company and its subsidiaries, successors, predecessors and affiliates, and its and their respective partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to:
(a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment;
(b) all claims related to your compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units, or any other ownership interests in the Company;
(c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing;
(d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and
(e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

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You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.
Notwithstanding the release of claims otherwise provided for in this Section of the Agreement, it is expressly understood that nothing in this Agreement will prevent you from filing a charge of discrimination with the Equal Employment Opportunity Commission or any of its state or local deferral agencies, or participating in any investigation by the Equal Employment Opportunity Commission or any of its state or local deferral agencies, although you understand that by signing this Agreement, you waive the right to recover any damages or to receive other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local deferral agency on your behalf. Further, it is expressly understood that nothing in this Agreement shall be construed to be a waiver by you of any benefit that vested in any benefit plan prior to his termination date or as a waiver of his right to continue any benefit in accordance with the terms of a benefit plan. Likewise nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement, including any right that you may have under California Labor Code Section 2802 to indemnification of any expenses or losses incurred in discharging your duties. It is also expressly understood that nothing in this Agreement shall in any way prohibit you from bringing any complaint, claim or action seeking to challenge the validity of this Agreement and/or bringing any complaint claim or action alleging a breach of this Agreement by the Company.
12. [ADEA Waiver.1 You acknowledge that your waiver and release of any rights you may have under ADEA is knowing and voluntary, and that the consideration given under the Plan (severance, COBRA payments, outplacement), in exchange for your general waiver and release, is in addition to anything of value to which you were already entitled. You are hereby advised that:
(a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement;
(b) prior to signing this Agreement you should consult with an attorney (although you may choose voluntarily not to do so);
(c) you have [twenty-one (21)/forty-five (45)] days to consider this Agreement (although you may choose voluntarily to sign it earlier);
(d) you have seven (7) days following the date you sign this Agreement to revoke it by providing written notice to the Company’s General Counsel;
(e) this Agreement shall not be effective until the revocation period expires which will be the eighth day after you sign this Agreement;

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Section 12 will be included if the Employee is age 40 or older as of the date that the Employee’s employment with the Company terminates or in such other circumstances (if any) as the Employee may have claims under the ADEA. In the event Section 12 is included, whether the Employee has 21 days, 45 days, or some other period in which to consider the Release Agreement will be determined with reference to the requirements of the ADEA in order for such waiver to be valid in the circumstances. The determinations referred to in the preceding two sentences shall be made by the Company in its sole discretion.

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(f) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; and
(g) in order to revoke this Agreement, you must deliver to Gil Labrucherie’s attention at the following address a written revocation before 12:00 a.m. (midnight) p.s.t. on the seventh calendar day following the date you sign the Agreement:
Gil M. Labrucherie
General Counsel
Nektar Therapeutics
201 Industrial Road
San Carlos, CA 94070
(650) 620-5360]
13. Waiver of Unknown Claims. You further agree and acknowledge that the release provided for in this Agreement shall apply to all unknown and unanticipated injuries and/or damages. You acknowledge and understand that Section 1542 of the Civil Code of the State of California provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.
Being aware of Section 1542 of the California Civil Code, you by signing this Agreement expressly waive the provision of Section 1542 of the California Civil Code and any similar provisions of law that may be applicable.
14. Entire Agreement; Modification. This Agreement, together with the Plan and your Employee Agreement, constitute the complete and only agreement between you and the Company on these subjects. You are agreeing to it without reliance on any promise or representation, written or oral, other than those expressly contained in this Agreement, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified except in a writing signed by both you and the Company’s Vice President, Human Resources. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. Any determination that a provision of this Agreement is invalid or unenforceable, in whole or in part, will not affect any other provision of this Agreement, and the provision in question shall be modified by the court so as to be rendered enforceable in accordance with the intent of the parties to the extent possible.

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If this Agreement is acceptable to you, please sign below and return the original to Human Resources on or before                     , 2008. You will not be entitled to any severance benefits under the Plan if we do not receive the fully executed Agreement from you by the aforementioned date and you do not revoke this Agreement within any revocation period provided under applicable law.

Nektar Therapeutics

By:	Dated:

Dorian Rinella
SVP, Human Resources

[Employee Name]

Dated:

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